EXHIBIT 99.1

SHUFFLE MASTER, INC. 1106 Palms Airport Dr. Las Vegas, NV 89119 www.shufflemaster.com
News Release
FOR FURTHER INFORMATION CONTACT: Julia Boguslawski Investor Relations ph: (702) 897-7150 fax: (702) 270-5161	Mark L. Yoseloff, Ph.D., CEO Coreen Sawdon, CAO & Acting CFO ph: (702) 897-7150 fax: (702) 270-5161

Shuffle Master, Inc. Reports Fourth Quarter and Fiscal Year 2008 Results

LAS VEGAS, Nevada, Wednesday, January 14, 2009 - Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) (the “Company”) today announced its results from continuing operations for the fourth quarter and fiscal year ended October 31, 2008.

 “Our performance during the fourth quarter demonstrates the strength of our products and our business model.  Total revenue of $53.6 million was a quarterly record – an impressive feat given the current environment,” said Mark L. Yoseloff, Ph.D., Chief Executive Officer.  “We believe that the outstanding value proposition inherent in our products and the cost-savings they provide our customers were major factors in our success in the fourth quarter.  Although we don’t know yet how the economic climate will affect Shuffle Master in 2009, we believe that these factors, combined with a number of internal cost-saving initiatives, should position us well in these uncertain times.”

Fourth Quarter Financial Summary

♦
Diluted earnings per share ("EPS") from continuing operations totaled ($0.28) as compared to $0.23 for the prior year period and $0.08 for the prior sequential quarter. Factors that impacted EPS include:

o	A goodwill impairment charge of $22.1 million, or ($0.41) related to the Company’s Electronic Table Systems (“ETS”) segment.
o	A non-recurring charge of ($0.01) related to a prepaid license fee for future technology that is no longer deemed relevant.
o
The gain on the early extinguishment of debt of $0.02 per share.  This relates to a portion of the Company’s convertible notes satisfied at a discount through a tender offer (“Tender Offer”), as well as additional convertible notes purchased in the open market.

♦	Revenue increased 4% to a record $53.6 million from the prior year period and approximately 8% from the prior sequential quarter.
♦	Lease and service revenue of $20.2 million, up 17% from the prior year period and relatively flat from the prior sequential quarter.
♦	Gross margins were 57% as compared to 54% in the prior year period and 59% in the prior sequential period.
♦	Adjusted EBITDA¹ totaled $13.9 million, up from $12.0 million in the prior year quarter and down from $14.1 million in the prior sequential quarter.
♦
Operating expenses for the quarter were $45.7 million which included a non-cash goodwill impairment charge of $22.1 million related to the Company’s ETS segment.  Excluding the impairment charge, operating expenses totaled $23.5 million, or 44% of revenues, compared to $22.2 million, or 43% of revenues, in the prior year period and $22.1 million, or 45% of revenues, in the prior sequential quarter.

♦	Net debt (total debt, less cash and cash equivalents) totaled $119.8 million compared to $127.6 million as of July 31, 2008 and $230.6 million as of October 31, 2007.
♦	Net cash provided by operating activities totaled $1.8 million as compared to $2.2 million in the prior year period and $16.8 million in the prior sequential quarter.

Fiscal Year 2008 Financial Summary

♦	Revenue increased 6% to a record $190.0 million.
♦	Total lease and service revenue for the year increased 25% to a record $78.3 million, or 41% of revenue.
♦	Adjusted EBITDA¹ declined by less than 1% to $48.7 million.
♦	Diluted EPS from continuing operations totaled ($0.27) as compared to $0.46 in fiscal 2007. Factors that impacted EPS include:
o
A goodwill impairment charge of the Company’s ETS segment of ($0.55).  The weighted average shares differ from the quarter and the full year due to the variance in weighting of those shares over the relevant periods.

o	Increase in weighted average shares outstanding due to the Company’s equity offering in July 2008 of an additional 20.3 million common shares.
o	Impairment charge of ($0.03) related to the Company’s investment in Sona Mobile Holdings Corp.
o	A non-recurring charge of ($0.02) related to a prepaid license fee for future technology that is no longer deemed relevant.
o	Corporate executive employee severance of ($0.02).
o	The gain on early extinguishment of debt of $0.02.
o	The gain on the sale of the Company’s fractional ownership in a NetJets corporate airplane of $0.01.
♦	International revenue for the year was $99.7 million, accounting for 53% of total revenue.
♦	Equity offering and new term loan in connection with the Tender Offer and the related repurchase of a portion of the convertible notes.

Fourth Quarter Operating Highlights

♦	Lease and service revenue records in all product segments, excluding Electronic Gaming Machines (“EGM”), which are generally sold, not leased:
o	Total lease and service revenue for the Utility segment reached a record high of $9.0 million.
o	Total royalty, lease and service revenue, excluding internet revenues, for the Proprietary Table Games (“PTG”) segment reached a record of $8.6 million.
o	Total lease and service revenue for the ETS segment was a record $2.6 million.
♦	Average Lease Prices (“ALP”) were up from the prior sequential quarter in every product segment excluding EGM.

Fiscal Year 2008 Operating Highlights

♦
476 i-Deal™ shufflers installed which demonstrates an ahead-of-the-curve rollout as compared to the initial progress of two of the Company’s most successful shufflers to date, the Deck Mate® and the MD2®.

♦	206 table game add-ons installed which include progressives and side bets.
♦	Introduction of the i-Table™, awarded the “Best Table Game Product or Innovation” by Global Gaming Business magazine.
♦	ALPs were up year-over-year in every product segment excluding EGM.

 “Overall, the fundamentals of our business are solid,” added Coreen Sawdon, CAO and Acting CFO.  “We begin the new fiscal year with an exceptionally strong balance sheet, healthy cash flow generation, a low leverage ratio, and a continued emphasis on reducing our cost structure.”

Comparative information for each of the Company’s four segments: Utility, Proprietary Table Games, Electronic Table Systems and Electronic Gaming Machines are provided below.

Utility

Fourth Quarter 2008
The Utility segment includes revenues derived primarily from the Company’s shufflers, chippers and intelligent shoes.  Revenue from Utility totaled $21.6 million in the fourth quarter 2008, an increase of 8% from the prior sequential quarter, and up approximately 10% from the comparable prior year quarter. Utility lease and service revenue reached a Company record of $9.0 million and was predominantly due to increased placements and an increased average lease price over the prior sequential and prior year periods.  The installed base of leased shufflers was 5,318 units, a slight decrease from the prior sequential quarter due to removals as a result of economic pressures.  The total shuffler installed base reached a record high of 28,080 units.

Fiscal Year 2008
For fiscal year 2008, Utility revenue increased 3% to $80.9 million versus $78.5 million in the prior year.  Utility lease and service revenue increased by approximately 15%, or $4.5 million, to $34.9 million as a result of increases in leased units placed and average lease prices. The year was also favorably impacted by sales of the Chipmaster™ which has a greater price point than the Company’s Easy Chipper C® product.  Utility sales and other revenue decreased by 4% to $46.0 million as part of the Company’s continued emphasis on leasing.  Utility gross margin for the year was 57% compared to 61% in the prior year.  This decrease was primarily attributed to an increase in amortization expense associated with the one2six® shuffler and Easy Chipper C® and a decline in conversions of leased units to sold units from the prior year period, consistent with the Company’s leasing strategy.  The total shuffler installed base of 28,080 units reflects 2,698 new placements in 2008, of which 332 units were new lease placements.

Proprietary Table Games

Fourth Quarter 2008
The PTG segment includes revenue from the license and sale of the Company’s intellectual property protected titles including premium games, side bets, progressive add-ons, revenues from the acquisition of Progressive Gaming International Corporation’s (“PGIC”) Table Game Division (“TGD”) and, to a lesser extent, revenues from the use of the Company’s proprietary content on legal internet gaming sites.  As of October 31, 2008, Shuffle Master held all of the top six and 11 of the top 15 revenue-generating titles in the proprietary table game market.  During the fourth quarter 2008, revenue from PTG increased 20% to $10.0 million versus $8.3 million in the prior year period.  Royalty, lease and service revenue in the PTG segment, excluding internet revenues, was a record of $8.6 million, up 20% year-over-year.  This was the result of an increase in the average lease price per table game from the prior year period, the addition of PGIC TGD titles and increased units in table game add-ons.  PTG royalty, lease and service revenue declined by 4% from the prior sequential quarter due to additional royalties in the third quarter that were incurred as a result of the use of several of the Company’s proprietary table game titles on certain legalized internet gaming sites.  The total installed base of table games increased 4% over the prior year quarter to 5,642 units.

Fiscal Year 2008
For the fiscal year, PTG revenue increased approximately 17% to $38.6 million from $33.1 million in the prior year.  This increase was mainly due to a 30% increase in PTG royalty, lease and service revenue to $33.9 million and was partially offset by a decrease in PTG sales revenue.  The increase in PTG royalty, lease and service revenue in fiscal year 2008 reflects an increase of $4.6 million related to the approximate 600 unit installed base that the Company acquired in connection with the purchase of PGIC’s TGD in late fiscal 2007.  Additionally, the royalty, lease and service growth contributed to an increase of $2.5 million related to growth in the Company’s traditional table games, most notably Ultimate Texas Hold’em® and Fortune Pai Gow Poker®, as well as a 29% increase in the PTG average lease price.  A net increase of 206 table game add-ons also attributed to the increased royalty, lease and service revenue for the fiscal year.  The 38% decrease in PTG sales revenue for fiscal 2008 was directly attributed to a decrease in sold units and a decrease in the average sales price, as well as fewer sales of premium titles.  This decrease in sales revenue is consistent with the Company’s renewed emphasis on leasing versus selling.  The decrease in average sales price is due to sales through a distributor.  PTG gross margin declined year-over-year to 83% from 85% due to amortization associated with the PGIC TGD acquisition.  The total PTG installed base of 5,642 table games reflects a nearly 200 unit increase in fiscal 2008.

Electronic Table Systems

Fourth Quarter 2008
The ETS segment includes Table Master™, Rapid Table Games® products, Vegas Star® products, Lightning Poker® and wireless gaming.  Total revenue for the fourth quarter 2008 decreased 23% from the prior year period to $7.2 million, and 10% from the prior sequential quarter.  Substantial lease and service revenue growth of 33% was offset by declining sales revenue which fell 38% from the prior year period.  The year-over-year increase in lease and service revenue was mainly attributable to a 32% increase of e-Table seats on lease and, to a lesser extent, a slight increase in the average lease price per seat.  The fourth quarter lease and service revenue was another Company record increasing 8% from the prior sequential quarter predominantly due to an increase in the average lease price.  The total installed base of 7,225 seats reflects an increase of 18% and 4% from the prior year period and prior sequential quarter, respectively.

Fiscal Year 2008
ETS revenue for fiscal year 2008 was $27.5 million, a decrease of 2% from the prior year.  This decrease was primarily due to a decrease in ETS sales revenue and was partially offset by an increase in ETS lease and service revenue.  Lease and service revenue for the full year was also a Company record increasing 57% from the prior year period to approximately $9.5 million.  This increase was mainly attributable to a net increase of 349 e-Table seats on lease which were predominantly Table Master seats.  This increase in seats includes the impact of conversions of leased seats to sales offset by newly placed leased seats, as well as a 21% increase in the average lease price.  The 24% decrease in ETS sales revenue primarily reflects a decrease in Vegas Star seats sold which carry a higher average sales price than the overall average ETS sales price.  ETS gross margin decreased approximately 3% year-over-year to 47% due to increased depreciation on leased units and installation costs.

Electronic Gaming Machines

Fourth Quarter 2008
The EGM segment represents the slot machine business which was part of the Stargames acquisition.  For the fourth quarter 2008, EGM revenue was a quarterly record of $14.8 million, up 3% year-over-year and 26% from the prior sequential quarter.  The significant revenue growth from the prior year period is mainly due to increased placements, increased peripheral sales and the success of some of the Company’s more popular titles.  The total installed base of EGM seats is 21,321, a 12% and 4% increase from the prior year and prior sequential period, respectively.

Fiscal Year 2008
Total EGM revenue increased 9% year-over-year to $42.9 million. The 6% increase in EGM sales revenue is primarily due to a considerable increase in the average sales price.  This 23% increase in average sales price from the prior year is due to the success of some of the Company’s more popular titles and the successful rollout of newer games on the PC4 platform.  The $1.7 million increase in EGM other revenue was directly attributable to an increase of $4.2 million for parts and other peripheral sales related to previously sold EGM seats, offset by a decrease of $2.3 million in EGM conversion kit sales.  EGM gross margin improved year-over-year by approximately 10% to 46% and was the result of a substantial increase in the average sales price and an increase in peripheral sales. In addition, prior year margins were adversely impacted by a minimum royalty shortfall of $2.9 million and inventory write-offs of $2.8 million recognized at Stargames.

Operating Expenses

Fourth Quarter 2008
Operating expenses for the fourth quarter totaled $45.7 million which included a $22.1 million non-cash goodwill impairment charge.  On an annual basis, the Company is required to assess the potential impairment of its indefinite lived intangibles, including goodwill.  As a result of the impairment assessment as of October 31, 2008, the Company recognized a $22.1 million impairment of its ETS segment.  This charge does not qualify for a related tax benefit.  This benefit is only recognizable for tax purposes when the segment is either sold or abandoned.  Excluding the impairment charge, operating expenses increased 6% over the prior year period and the prior sequential quarter to $23.5 million.  Selling, General and Administrative (“SG&A”) expense as a percentage of revenue decreased from the prior sequential quarter by approximately 1%. The increase year-over-year reflects a $1.1 million charge related to a prepaid license fee for future technology that is no longer deemed relevant and a full quarter of amortization of non-product specific intangibles related to the acquisition of the PGIC TGD.  Research and Development (“R&D”) expenses increased just slightly by 4% to $4.8 million compared to the prior year period.  R&D expense increased 8% from the prior sequential quarter but remained flat as a percentage of total revenue.

Fiscal Year 2008
Full year operating expenses totaled $112.0 million which included the $22.1 million impairment charge.  Excluding the goodwill impairment charge, operating expenses increased by 13% to approximately $89.8 million compared to $79.3 million in fiscal 2007.  The overall increase in operating expense relates mostly to an increase in SG&A expense.  This increase in SG&A expense is reflective of an 18% increase in personnel costs due to staffing the Company’s recently established corporate division, adding to the sales and service staff in the Americas and Asia profit centers to support growth of the Company’s newer products and expanding into new territories, including South Africa, and a full year of amortization of non-product specific intangibles related to the acquisition of the PGIC TGD.  Additionally, SG&A expense increased as a result of a $1.0 million severance charge in the first quarter, an increase of approximately $2.0 million at the Company’s foreign subsidiaries due to the weakening of the U.S. dollar, and a write-off of prepaid licensing costs of $1.1 million associated with future technology that is no longer deemed relevant.  Corporate legal expense decreased by approximately 3% from fiscal 2007 to $5.7 million primarily due to lower legal expenses incurred for pending cases. SG&A expenses were slightly offset by a $0.7 million gain on the sale of the Company’s fractional ownership in a NetJets corporate airplane.  R&D expense grew 7% in the year primarily due to the newly created Corporate Products Group and the foreign currency impact of the Company’s R&D operations in Austria and Australia.

Other Expense

Fourth Quarter 2008
Other expense includes interest income predominately from the Company’s invested cash and capital lease portfolio, interest expense on the senior secured credit facility (which includes the term loan and revolving credit facility) and convertible notes as well as gains or losses on foreign currency.  Other expense for the fourth quarter totaled a gain of $2.7 million.  Other expense decreased from the prior sequential quarter by $6.1 million as a direct result of net foreign currency gains and a decrease in interest expense related to the Company’s convertible notes and senior secured credit facility.

Fiscal Year 2008
Other expense totaled $3.6 million and decreased $6.4 million, or 64%, in fiscal 2008 as compared to fiscal 2007.  Again, this decrease was the direct result of $2.7 million in net foreign currency gains and a decrease in interest expense related to the Company’s convertible notes and senior secured credit facility.

Impairment of Investments

Fourth Quarter and Fiscal Year 2008
The Company recognized an impairment write-down related to its investment in Sona Mobile Holdings Corp. of $0.07 million for the fourth quarter and $1.6 million for fiscal 2008.  The Company sold its investment in the fourth quarter.

Gain on Early Extinguishment of Debt

Fourth Quarter and Fiscal Year 2008
The Company recognized a $1.8 million gain on the early extinguishment of convertible notes pursuant to our Tender Offer as well as purchases on the open market.  In total, the Company tendered for and purchased approximately $110.0 million of its convertible notes at a discount.  Subsequent to year-end, the Company redeemed an additional $10.0 million of convertible notes, at a discount, on the open market.

Balance Sheet, Cash Flows & Capital Deployment

Fourth Quarter 2008
Cash and cash equivalents totaled $5.4 million as of October 31, 2008, compared to $4.4 million as of October 31, 2007.  Debt was substantially reduced to $125.1 million from $235.0 million in the prior year period.  Operating cash flow for the quarter was $1.8 million as compared to $2.2 million in the prior year period and $16.8 million in the prior sequential period.  The operating cash flow results are consistent with the prior year quarter and reflect the seasonality of the Company’s business. Capital expenditures were $17.4 million compared to $15.3 million in the prior year.  It is expected that capital expenditures will continue to grow as the Company increases its leased asset base of more capital intensive products such as those in the ETS segment.  At year-end, the Company has approximately $84.0 million available under the revolving credit facility, a component of the senior secured credit facility, which will be used as needed for working capital, capital expenditures, general corporate purposes and the satisfaction of the remaining convertible notes.  The Company expects to satisfy the remaining outstanding convertible notes on April 15, 2009 through cash on hand and borrowings under its revolving credit facility.

During the fourth quarter, the Company repurchased 2.0 million shares of its common stock for a total of $7.1 million at an average price of $3.56 per share.  Weighted average diluted shares outstanding for the fourth quarter were 54.6 million, up from 35.9 million as of July 31, 2008.

Fiscal Year 2008
Operating cash flow increased 33% to $44.0 million as of October 31, 2008 compared to $33.0 million as of October 31, 2007. This increase is the result of improved cash operational results coupled with planned reductions in inventory of $11.3 million to $22.8 million for fiscal 2008 as compared to $34.1 million in fiscal 2007.  The improved operating cash flow has allowed for a continued reduction in debt obligations improving the Company’s leverage ratio (as defined) to 2.3 to 1.0.  Net debt at year-end has been reduced to $119.8 million from $230.6 million.  Weighted average diluted shares outstanding as of October 31, 2008 are 40.0 million, up from 35.3 million as of October 31, 2007.

“We believe that in the current and forecasted economy the operational savings, productivity and security enhancing benefits our products provide will become more valuable than ever,” Yoseloff concluded.  “Although we are optimistic about our performance in the future, we want to balance that sentiment with the proper dose of prudence and vigilance.  For that reason, we are no longer endorsing our previous five year growth rates guidance on the individual product segments.  When we have more clarity on the overall market, and are otherwise better able to do so, we will then provide new growth rates guidance for these product segments.”

Further detail and analysis of the Company’s financial results for the year ended October 31, 2008, is included in its Form 10-K, which has been filed with the Securities and Exchange Commission.

Webcast & Conference Call Information

Company executives will provide additional perspective on the Company’s fourth quarter earnings results during a conference call on January 15, 2009 at 2 pm Pacific Time.  Those interested in participating in the call may do so by dialing (201) 689-8263 and requesting Shuffle Master’s Fourth Quarter 2008 Conference Call.  A hardcopy of the presentation materials may be printed from the Shuffle Master, Inc. website, www.shufflemaster.com, shortly before the start of the call.  In conjunction with the call, a live audio webcast may be accessed at www.shufflemaster.com.  In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit Shuffle Master’s website and download/install any necessary audio/video software for the webcast.  Immediately following the call and through February 15, 2009, a playback can be heard 24-hours a day by dialing (201) 612-7415 or toll-free (877) 660-6853; account number is 3055; conference I.D. number is 308669.

About Shuffle Master, Inc.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers with improved profitability, productivity and security, as well as popular and cutting-edge gaming entertainment content, through value-add products in four distinct categories: Utility products which includes automatic card shuffler, roulette chip sorters and intelligent table system modules, Proprietary Table Games which include live table game tournaments, Electronic Table Systems which include various e-Table game platforms, and Electronic Gaming Machines which include traditional video slot machines for select markets and wireless gaming solutions. The Company is included in the S&P Smallcap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

###

Forward Looking Statements

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: we may be unable to repurchase our contingent convertible senior notes; our intellectual property or products may be infringed, misappropriated, invalid, or unenforceable, or subject to claims of infringement, invalidity or unenforceability, or insufficient to cover competitors' products; the gaming industry is highly regulated and we must adhere to various regulations and maintain our licenses to continue our operations; the search for and possible transition to a new chief executive officer, and the search for and the transition to a new chief financial officer, could be disruptive to our business or simply unsuccessful; our ability to implement our six-point strategic plan successfully is subject to many factors, some of which are beyond our control; litigation may subject us to significant legal expenses, damages and liability; our products currently in development may not achieve commercial success; we compete in a single industry, and our business would suffer if our products become obsolete or demand for them decreases; any disruption in our manufacturing processes or significant increases in manufacturing costs could adversely affect our business; our gaming operations, particularly our Utility, Proprietary Table Games, Electronic Table Systems and Electronic Gaming Machines, may experience losses due to technical difficulties or fraudulent activities; we operate in a very competitive business environment; we are dependent on the success of our customers and are subject to industry fluctuations; risks that impact our customers may impact us; certain market risks may affect our business, results of operations and prospects; a downturn in general economic conditions or in the gaming industry or a reduction in demand for gaming may adversely affect our results of operations; economic, political and other risks associated with our international sales and operations could adversely affect our operating results; changes in gaming regulations or laws; we are exposed to foreign currency risk; we could face considerable business and financial risk in implementing acquisitions; if our products contain defects, our reputation could be harmed and our results of operations adversely affected; we may be unable to adequately comply with public reporting requirements; our continued compliance with our financial covenants in our revolving credit facility is subject to many factors, some of which are beyond our control; the restrictive covenants in the agreement governing our senior secured credit facility may limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest; our available cash and access to additional capital may be limited by our leverage; and our business is subject to quarterly fluctuation. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K and registration statement on Form S-1, filed on June 27, 2008, as amended.

SHUFFLE MASTER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2008	2007	2008	2007
Revenue:	(In thousands, except per share amounts)
Product leases and royalties	$18,209	$15,521	$70,898	$56,426
Product sales and service	35,351	36,218	118,948	122,315
Other	54	(8)	160	110
Total revenue	53,614	51,731	190,006	178,851
Costs and expenses:
Cost of leases and royalties	5,627	5,056	21,866	17,221
Cost of sales and service	17,252	18,571	57,238	57,764
Gross profit	30,735	28,104	110,902	103,866
Selling, general and administrative	18,699	17,600	71,350	61,947
Research and development	4,833	4,635	18,474	17,337
Impairment of goodwill	22,137	—	22,137	—
Total costs and expenses	68,548	45,862	191,065	154,269

Income (Loss) from operations	(14,934)	5,869	(1,059)	24,582
Other income (expense):
Interest income	488	451	1,759	1,644
Interest expense	(1,324)	(1,964)	(6,630)	(7,487)
Other, net	3,537	(1,883)	1,261	(4,131)
Total other income (expense)	2,701	(3,396)	(3,610)	(9,974)
Gain on early extinguishment of debt	1,773	—	1,773	—
Impairment of investment	(74)	—	(1,560)	—
Equity method investment gain (loss)	—	33	—	(306)
Income (Loss) from continuing operations before tax	(10,534)	2,506	(4,456)	14,302
Income tax provision (benefit)	4,512	(5,681)	6,346	(1,999)
Income (Loss) from continuing operations	(15,046)	8,187	(10,802)	16,301
Discontinued operations, net of tax	-	(8)	(1)	78
Net income (loss)	$(15,046)	$8,179	$(10,803)	$16,379

Basic earnings (loss) per share:
Continuing operations	$(0.28)	$0.24	$(0.27)	$0.47
Discontinued operations	—	—	—	—
Net income (loss)	$(0.28)	$0.24	$(0.27)	$0.47

Diluted earnings (loss) per share:
Continuing operations	$(0.28)	$0.23	$(0.27)	$0.46
Discontinued operations	—	—	—	—
Net income (loss)	$(0.28)	$0.23	$(0.27)	$0.46

Weighted average shares outstanding:
Basic	54,579	34,700	40,006	34,680
Diluted	54,579	35,018	40,006	35,276

Due to the effect of the equity offering of 20,294 common shares in July 2008, the earnings (loss) per share calculation by quarter does not sum to The Company’s total annual earnings per share due to the weighting of those shares for each period presented.

SHUFFLE MASTER, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	October 31,
	2008	2007
	(In thousands, except per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$5,374	$4,392
Accounts receivable, net of allowance for bad debts of $584 and $476	28,915	35,045
Investment in sales-type leases and notes receivable, net of allowance	5,655	9,092
for bad debts of $202 and $236
Inventories	22,753	34,081
Prepaid income taxes	7,459	4,110
Deferred income taxes	5,318	7,959
Other current assets	4,925	5,286
Total current assets	80,399	99,965
Investment in sales-type leases and notes receivable, net of current portion	1,961	6,124
Products leased and held for lease, net	21,054	15,886
Property and equipment, net	9,143	11,242
Intangible assets, net	66,153	91,343
Goodwill	60,929	105,354
Deferred income taxes	10,013	14,476
Other assets	12,294	15,377
Total assets	$261,946	$359,767

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,645	$11,548
Accrued liabilities	13,269	15,015
Customer deposits	2,211	2,213
Deferred revenue	4,610	5,489
Current portion of long-term debt and other current liabilities	41,925	3,932
Total current liabilities	72,660	38,197
Long-term debt, net of current portion	83,396	231,339
Other long-term liabilities	2,659	1,359
Deferred income taxes	373	1,238
Total liabilities	159,088	272,133
Commitments and Contingencies
Shareholders' equity:
Common stock, $0.01 par value; 151,368 shares authorized; 53,535 and
35,198 shares issued and outstanding	535	352
Additional paid-in capital	83,710	6,492
Retained earnings	26,823	38,770
Accumulated other comprehensive income (loss)	(8,210)	42,020
Total shareholders' equity	102,858	87,634
Total liabilities and shareholders' equity	$261,946	$359,767

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited)

FINANCIAL DATA
	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2008	2007	2008	2007
	(In thousands)
Cash Flow Data:

Cash provided by operating activities	$1,817	$2,196	$44,018	$33,048

Cash provided (used) by investing activities	$3,636	$(19,971)	$(5,812)	$(33,119)

Cash (used) provided by financing activities	$(88,934)	$6,641	$(37,256)	$(3,513)

Reconciliation of income (loss) from continuing
operations to Adjusted EBITDA:

Income (loss) from continuing operations	$(15,046)	$8,187	$(10,802)	$16,301
Impairment of goodwill	22,137	-	22,137	—
Other expense (income)	(2,701)	3,396	3,610	9,974
Share-based compensation	929	834	4,189	4,812
Equity method investment loss (income)	—	(33)	—	306
Impairment of investments	74	—	1,560	—
Gain on early extinguishment of debt	(1,773)	—	(1,773)	—
Provision (benefit) for income taxes	4,512	(5,681)	6,346	(1,999)
Depreciation and amortization	5,769	5,313	23,440	19,421

Adjusted EBITDA from continuing operations (1)	$13,901	$12,016	$48,707	$48,815

(1)
Adjusted EBITDA is earnings before other expense, provision for income taxes, depreciation and amortization, share-based compensation, equity method investment loss and impairment of investments.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure performance, and as a basis for valuation, within our industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its segments with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternate to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income, net income, cash flows from operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited)

PRODUCT SEGMENT - UNIT DATA
	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2008	2007	2008	2007
Shufflers installed base (end of year)
Lease units	5,318	4,986	5,318	4,986

Sold units, inception-to-date:
Beginning of period	22,048	19,728	20,396	17,630
Sold during period	727	685	2,624	3,076
Less trade-ins and exchanges	(13)	(17)	(258)	(310)
End of year	22,762	20,396	22,762	20,396
Total installed base (1)	28,080	25,382	28,080	25,382

Chipper installed base (end of year)
Lease units	26	17	26	17

Sold units, inception-to-date
Beginning of period	847	686	721	620
Sold during period	28	35	154	101
End of year	875	721	875	721
Total installed base (1)	901	738	901	738

Proprietary Table Games installed base (end of year)
Royalty units	4,051	4,006	4,051	4,006

Sold units, inception-to-date
Beginning of period	1,552	1,412	1,437	1,233
Sold during period	39	25	154	204
End of year	1,591	1,437	1,591	1,437
Total installed base (1)	5,642	5,443	5,642	5,443

Electronic Table Systems installed base (end of year)
Lease seats	1,445	1,096	1,445	1,096

Sold seats, inception-to-date
Beginning of period	5,572	4,752	5,040	4,142
Sold during period	208	288	740	918
Less trade-ins and exchanges	-	-	-	(20)
End of year	5,780	5,040	5,780	5,040
Total installed base (1)	7,225	6,136	7,225	6,136

Electronic Gaming Machines installed base (end of year)
Lease seats	—	2	—	2

Sold seats, inception-to-date:
Beginning of period	20,435	18,111	18,993	16,279
Sold during period	886	882	2,328	2,714
End of year	21,321	18,993	21,321	18,993
Total installed base (1)	21,321	18,995	21,321	18,995

(1) Installed Base is the sum of product units / seats under lease or license agreements and inception-to-date sold units / seats. Management believes that installed units/seats are an important gauge of segment performance because it measures historical market placements of leased and sold units/seats and it provides insight into potential markets for service and next generation products. Some sold units/seats may no longer be in use by the Company's casino customers or may have been replaced by other models. Accordingly, the Company does not know precisely the number of units/seats currently in use.